Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 20, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Reports to Shareholders of Columbia Massachusetts Tax-Exempt Fund and Columbia New York Tax-Exempt Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 31, 2011